Exhibit 99.1
MTU Aero Engines North America, Inc.
AERO Manufacturing Business Unit
For the Years Ended December 31, 2008 and 2007
NOTE A — Organization and Business and Significant Accounting Policies
SIGNIFICANT ACCOUNTING POLICIES
Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain of the amounts and disclosures reflected in the consolidated financial statements. Actual results could differ from those estimates. Since AERO is one of two units within MTU Aero Engines North America, Inc. (“MTU”), certain balance sheet items of MTU were not directly associated with one of the two units and were therefore, allocated. Balance sheet items related to payroll and intercompany loans were allocated based on the relative payroll expense and the net sales, respectively, of the two business units in relation to the total payroll expense and net sales for MTU. Selling, general and administrative expenses, interest expense and foreign exchange gains and losses have been allocated based on the relative net sales of the two MTU business units in relation to the total net sales for MTU. Intercompany sales were treated as third party, arms length transactions. Management believes that these methods of allocation are reasonable. Management also believes that the historical statements, as adjusted, reflect all of the costs of doing business and estimates that the expenses would be the same if Aero had operated as an unaffiliated entity.
NOTE E -Related Third Party Transactions
AERO routinely conducts business with MTU — Munich. AERO produces aircraft engine parts for MTU — Munich on an on-going basis. AERO reflects these sales in revenue and the receivable in the Due to MTU Munich balance, which is an account through which all activities with MTU — Munich are settled. Sales to MTU accounted for 6% and 4% of total AERO sales in 2008 and 2007, respectively. MTU — Munich also provides services to AERO for which it charges AERO through the due to MTU Munich account. These services include, but are not limited to, information technology services, insurance, working capital loans, interest on these loans and foreign exchange gains and losses as incurred. These expenses were allocated by management to the two MTU business units based upon relative net sales percentages of the two MTU units in relation to total net sales for MTU for the respective years. Amounts due between AERO and MTU — Munich are settled through the Due to MTU Munich account rather than an actual transfer of cash.
Interest and foreign exchange gains/(losses) are charged to other income/(expense) in the statement of operations. All other expenses are reflected in either selling, general and administrative expenses or cost of goods sold depending on the nature of the charge. An analysis of the intercompany activity impacting the Due to MTU – Munich account for the services and items discussed for 2008 and 2007 is as follows:

	2008	2007
Corporate administrative charges	$702,732	$649,351
Interest expense	525,389	785,225
Foreign exchange gains and (losses)	(148,963)	266,876
Intercompany purchases	2,545,217	(1,342,476)
Cash transfers	2,223,287	(937,668)

Total	$5,847,662	$(578,692)

The average monthly balances of the Due to MTU – Munich account during 2008 and 2007 were $15,855,191 and $12,969,783, respectively.